SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Nov. 1, 2012

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Minnesota Electric Rate Case
On Nov. 2, 2012, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, filed a request with the Minnesota Public Utilities Commission (MPUC) for an overall increase in annual revenues of approximately $285 million, or 10.7 percent.  The rate filing is based on a 2013 forecast test year and includes a requested return on equity of 10.6 percent, an average electric rate base of approximately $6.3 billion and an equity ratio of 52.56 percent.

Primary drivers of the $285 million request include:
•	Investments and costs to operate and extend the lives of our nuclear plants and to expand power output at our Monticello plant ($114 million);
•	Investments and costs to refresh, upgrade and operate the electric grid and other power plants ($56 million);
•	Increases in property taxes ($40 million); and
•	Rates will also be reset to reflect current customer usage and wholesale sales, which is lower than the level in our last rate case ($75 million).

As part of this rate filing, NSP-Minnesota proposed to implement interim electric rates in the amount of approximately $251 million effective Jan. 1, 2013.  Regulators will evaluate the rate case request and the MPUC is anticipated to make a decision in fall 2013.

Prairie Island Nuclear Extended Power Uprate (EPU)
In 2009, the MPUC granted NSP-Minnesota a certificate of need (CON) for an EPU project at the Prairie Island nuclear generating plant.  The total estimated cost of the EPU is $294 million of which approximately $59 million has been incurred.  The December 2011 resource plan update notified the MPUC that there were changes in the size, timing, and cost estimates for this project.  In March 2012, NSP-Minnesota made a change of circumstances (COC) filing and provided revised economic and project design analysis.  Public comments have been received both in support of and challenging the continuation of the project.  On Oct. 22, 2012, NSP-Minnesota filed a supplement to the March 2012 COC which included the estimated impact of revised scheduled outages.  The information indicates further reduction to the estimated benefit of the uprate project and provides NSP-Minnesota’s conclusion that further investment in this project will not benefit customers.  However, NSP-Minnesota reaffirmed its willingness to proceed with the uprate if the MPUC reaches a different conclusion.  On Nov. 1, 2012, the MPUC voted to issue an order, in light of NSP-Minnesota’s supplemental filing, indicating that any party objecting to the termination of the CON for the Prairie Island EPU must file such objection within 15 days of the MPUC’s order.  In the event of any objection, a period of 15 days for reply comments is provided.  NSP-Minnesota will make a separate filing to address cost recovery.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission , including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and Sept. 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 2, 2012	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer